Exhibit 10.6

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

LICENSE AGREEMENT

THIS AGREEMENT is effective as of the 12th day of July, 2005 (the “Effective Date”), between CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, CA 91125 (“Caltech”) and Methanotech, Inc. (“Licensee”), a Delaware corporation having a place of business at Pasadena, California.

Whereas, the research group of Professor Frances H. Arnold has been engaged for several years in directed evolution of
[…***…];

WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights and to the Improvement Patent Rights, and a nonexclusive license under the Technology, all relating to the aforementioned research and as further defined below;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of greater than 50 percent (>50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party’s status as an Affiliate of License shall terminate if and when such control ceases to exist.

1.2 “Exclusively Licensed Patent Rights” means all patent rights under: (a) all patents and patent applications listed in Exhibit A attached hereto; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing).

*    Confidential Treatment Requested

1.3 “Technology” means any technology existing as of the Effective Date, including all proprietary information, know-how, procedures, methods, prototypes, and designs, which is (a) specifically listed in Exhibit B, or (b) disclosed in the patent applications and patents listed in Exhibit A, or (c) retained in the unaided memory of any person who becomes employed by Licensee after prior affiliation with Caltech. Such Technology does not include rights to any patent application or patent owned or controlled by Caltech, other than those listed on Exhibit A. Technology may also include other items of non-patented proprietary information developed within three years from the Effective Date in the laboratory of Prof. Frances Arnold, but only if Caltech and Prof. Arnold consent to the addition of such items, in which case those items shall be set forth in an updated Exhibit B which will be initialed by the parties. This clause shall not be construed to give Licensee a right to review laboratory notebooks or other materials produced in Prof. Arnold’s laboratory after the Effective Date, without her consent, which may be withheld in her discretion.

1.4 “Caltech Technology” means the Exclusively Licensed Patent Rights, Improvement Patent Rights, and the Technology.

1.5 Reserved.

1.6 “Effective Date” has the meaning set forth in the preamble.

1.7 “Field” means […***…].

1.8 “Improvement Patent Rights” means Caltech’s rights under: (a) all patents and patent applications with claims directed to Improvements which have been elected on in writing by Licensee after timely disclosure by Caltech of such Improvements; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing).

*    Confidential Treatment Requested

1.9 “Improvements” means any future invention conceived and reduced to practice or otherwise developed solely in the laboratory of Prof. Frances Arnold at Caltech, either solely or jointly with Licensee in the Field for a period of three (3) years from the Effective Date, and which are dominated by a Valid Claim under Exclusively Licensed Patent Rights.

1.10 “Licensed Product” means any product, device, system, article of manufacture, composition of matter, or process or service in the Field that is covered by, or is made by a process covered by, any Valid Claim or that utilizes Technology in material part.

1.11 “Subsidiary” means any corporation, limited liability company or other legal entity of which the direct or indirect ownership of greater than 50 percent (>50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, are owned by Licensee (whether existing as of the date hereof or in the future).

1.12 “Valid Claim” means:

(a) a claim of an issued patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights that has not:

(i) expired or been canceled,

(ii) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken),

(iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or

(iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or

(b) a claim included in a pending patent application within the Exclusively Licensed Patent Rights or Improvement Patent Rights, which claim is being actively prosecuted in accordance with this Agreement and which has not been:

(i) canceled,

(ii) withdrawn from consideration,

(iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or

(iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

ARTICLE 2

LICENSE GRANT

2.1 Grant of Rights. Caltech hereby grants to Licensee and any Subsidiary of Licensee the following licenses:

(a) an exclusive, paid-up license under the Exclusively Licensed Patent Rights and the Improvement Patent Rights to make, have made, import, use, sell, and offer for sale Licensed Products in the Field throughout the world; and

(b) a nonexclusive, paid up license under the Technology to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit Licensed Products in the Field throughout the world.

These licenses are personal to and nontransferable by Licensee, except as provided in Section 14.9. In connection with exercise of its rights under this Agreement, Methanotech shall be permitted to transfer the materials listed in Exhibit B from the laboratory of Professor Frances H. Arnold to Methanotech.

Rights not explicitly granted herein are reserved by Licensor.

2.2 Reservation of Rights; Government Rights. These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, import, use, sell and offer for sale Licensed Products for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.

Caltech has disclosed to Licensee the possibility that Licensed Products may be required to be substantially manufactured in the United States under 35 U.S.C. Section 204. If requested by Licensee, Caltech will make or cooperate in a request to any Federal agency under whose funding agreement any invention subject to this Agreement was made, for a waiver of that requirement. Licensee shall have an option to convert the licenses established under this Agreement from exclusive to non-exclusive, and shall be entitled to exercise such right selectively on a patent-by-patent basis upon written notice to Caltech. The parties agree that Licensee’s failure to substantially manufacture Licensed Products in the United States in accordance with 35 U.S.C. Section 204 is not a breach of this Agreement.

2.3 Sublicensing. Licensee has the right hereunder to grant sublicenses to third parties, but sublicensees shall not have the right to grant further sublicenses without the express written consent of Caltech (such consent not to be unreasonably withheld), and the sublicenses may be of no greater scope than the licenses under Sections 2.1.

2.4 No Other Rights Granted. The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent Rights.

2.5 […***…]

ARTICLE 3

DISCLOSURE AND DELIVERY

3.1 Exclusively Licensed Patent Rights. Within one month of the Effective Date, Caltech shall disclose and deliver to Licensee copies of all patent applications and issued patents within the Exclusively Licensed Patent Rights.

*    Confidential Treatment Requested

ARTICLE 4

PROSECUTION OF PATENT APPLICATIONS AND

PAYMENT OF PATENT COSTS

4.1 Prosecution by Caltech. Caltech shall use reasonable efforts, consistent with its normal practices, to: (a) prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights; and (b) file and prosecute Improvement Patent Rights licensed hereunder for which Caltech or Licensee deems it beneficial to obtain additional coverage. Licensee may recommend patent counsel for this purpose. Caltech shall permit Licensee to review all patent applications and claims made therein, and Caltech shall make reasonable efforts to implement modifications thereto as may be requested by Licensee prior to filing. Caltech shall promptly disclose Improvements to Licensee and Licensee shall elect within thirty (30) days whether such Improvements shall be included within the Improvement Patent Rights, at its expense. Caltech will have no obligation to prosecute patent applications that may constitute Improvements that are not elected by Licensee. Upon written election by Licensee, the parties will amend Exhibit A hereto to include inventions within the Exclusively Licensed Patent Rights, in a timely manner.

4.2 Prosecution by Licensee. If Caltech declines to file, prosecute or maintain. Exclusively Licensed Patent Rights or Improvement Patent Rights, then Licensee may elect to assume responsibility for such filing, prosecution or maintenance at its expense in Caltech’s name. Caltech agrees to fully cooperate with Licensee in filing, prosecuting, and maintaining any such patent applications and patents, and Caltech agrees to execute any documents as shall be necessary for such purpose, and not to impair in any way the patentability of any of the foregoing.

4.3 Patent Costs. Except as specified in the next paragraph, Licensee shall reimburse Caltech for all reasonable past and future expenses (including attorneys’ fees) incurred by Caltech for the filing, prosecution and maintenance, interference or reexamination proceedings, of Exclusively Licensed Patent Rights and Improvement Patent Rights. All amounts owed by Licensee for the reimbursement of past patent expenses shall be due within twenty-four (24) months of the Effective Date of this Agreement. The amounts of past patent expenses for which Caltech has received invoices through June 20, 2004 are shown on Exhibit C. All other patent expenses owed are due within thirty (30) days following receipt by Licensee from Caltech of an invoice covering such fees.

Licensee may elect not to pay the foregoing patent costs and fees with respect to a particular patent application or patent. In the event that Licensee elects not to pay any of the forgoing costs and fees with respect to a particular application or patent, Caltech, may, at its option, continue such prosecution or maintenance, although any patent or patent application resulting from such prosecution or maintenance will thereafter no longer be subject to the licenses granted in Section 2.1 hereunder.

ARTICLE 5

ROYALTIES

Caltech’s compensation for the licenses granted under this Agreement consist exclusively of the equity interests provided under Article 6, and no cash royalty shall apply.

ARTICLE 6

LICENSEE EQUITY INTEREST

6.1 Common Stock Grant. Licensee agrees to irrevocably issue to Caltech, in consideration of Licensee’s receipt of the licenses granted under this Agreement, that number of shares of common stock, representing […***…] percent ([…***…]%) of the outstanding common and preferred shares on a fully diluted basis, of Licensee pursuant to an agreed upon Stock Issuance and Stockholder’s Rights Agreement between Licensee and Caltech. The Stock Issuance and Stockholder’s Rights Agreement will contain provisions protecting Caltech against dilution of its equity interest in the event the valuation of the post-money Series A-3 round is less than eight million seven hundred fifty thousand dollars ($8,750,000.00), and it will also contain a provision for the piggy-back registration of common shares with any other class of stock in the first public offering of Licensee in which other Licensee stockholders sell shares. […***…] In the event of any inconsistency between this Agreement and the Stock Issuance and Stockholder’s Rights Agreement with respect to such equity interest, the Stock Issuance and Stockholder’s Rights Agreement will control.

*    Confidential Treatment Requested

6.2 Transfer Restrictions. Caltech agrees that, if this Section 6.2 is invoked by action of the Board of Directors of Licensee in the event of any underwritten or public offering of securities of Licensee or an Affiliate, Caltech shall, during a period of time specified by Licensee but not to exceed 180 days following the effective date of a registration statement filed under the Securities Act of 1933, not directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer any securities of Licensee held by Caltech, other than securities, if any, that are included in such registration, nor short sell or enter into derivative transactions that are economically equivalent to a sale of such securities. If requested to do so by Licensee, Caltech will execute a letter agreement directly with the managing underwriter of a public offering restating the foregoing commitment. Other than the foregoing, and the generally applicable right of first refusal set forth in Section 5 of Licensee’s bylaws, Caltech shall not be restricted from transferring its equity interest to any entity in any manner not prohibited by law.

ARTICLE 7

DUE DILIGENCE

7.1 Commercialization. Licensee agrees to use its best efforts to commercially introduce its first Licensed Product in the Field as soon as practicable. Licensee shall be deemed to have satisfied its obligations under this Section 7.1 if Licensee has an ongoing and active research, development or marketing program, directed primarily toward commercial production and use of its first Licensed Product. Any efforts of Licensee’s Affiliates or sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligation under this Section 7.1.

7.2 Reporting. On each yearly anniversary of the Effective Date, Licensee shall issue to Caltech a detailed written report on its progress in introducing commercial Licensed Product(s); such obligation shall terminate following the report that discloses introduction of Licensee’s first commercial Licensed Product. Such reports shall be considered confidential information of Licensee subject to Article 11.

7.3 Failure to Commercialize. If Licensee is not fulfilling its obligations under Section 7.1 with respect to the Field in any country, and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the parties do not reach agreement within thirty (30) days of Caltech’s written notice, the parties shall submit the issue to arbitration as provided in Article 12.

ARTICLE 8

LITIGATION

8.1 Enforcement. Both Caltech and Licensee agree to promptly notify the other in writing should either party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights or Improvement Patent Rights. If Licensee has supplied Caltech with evidence of infringement of Exclusively Licensed Patent Rights or Improvement Patent Rights, Licensee may by notice request Caltech to take steps to enforce the Exclusively Licensed Patent Rights or Improvement Patent Rights. If Caltech does not, within sixty (60) days of the receipt of such notice, initiate an action against the alleged infringer in the Field, Licensee may upon notice to Caltech initiate such an action at Licensee’s expense, either in Licensee’s name or in Caltech’s name if so required by law. Licensee shall be entitled to control any such action initiated by it.

8.2 Other Defensive Litigation. If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Exclusively Licensed Patent Rights or Improvement Patent Rights is brought against Licensee and/or Caltech, Licensee may elect to control the defense of such action, and if Licensee so elects it shall bear all the costs of the action. If mutually agreed between the parties, Licensee may also undertake the defense of any interference, opposition or similar procedure with respect to the Exclusively Licensed Patent Rights or Improvement Patent Rights, providing that Licensee bears all the costs thereof.

8.3 Cooperation. In the event either party takes control of a legal action or defense pursuant to Sections 8.1 or 8.2, (thus becoming the Controlling Party) the other party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party, including by: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including salary and travel costs) incurred by the other party in providing such assistance and cooperation. Each party shall keep the other party reasonably informed of the progress of the action or defense, and the other party shall be entitled to participate in such action or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the Exclusively Licensed Patent Rights pursuant to Sections 8.1 or 8.2, Licensee shall use its best efforts to preserve the validity and enforceability thereof.

8.4 Settlement. If Licensee controls any action or defense under Section 8.1 or 8.2, then Licensee shall have the right to settle any claims thereunder, but only upon terms and conditions that are reasonably acceptable to Caltech. Should Licensee elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Caltech, Licensee shall give timely advance notice to Caltech who, if it so desires, may continue the action or defense.

8.5 Recoveries. Any amounts paid to Licensee or Caltech by third parties as the result of an action or defense pursuant to Sections 8.1 or 8.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder shall be payable to Licensee.

8.6 Reserved.

8.7 Marking. Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices in the Field, in which case the parties shall cooperate to devise a commercially reasonable alternative to such marking.

8.8 Expiration or Abandonment. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be:

(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

(b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Representations and Warranties of Caltech. Caltech hereby represents and warrants to Licensee that as of the Effective Date:

(a) Caltech is the sole and exclusive owner of all right, title and interest in and to the Exclusively Licensed Patent Rights;

(b) there are no outstanding licenses, options or agreements of any kind relating to the Exclusively Licensed Patent Rights, other than pursuant to this Agreement herein; and

(c) Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.

9.2 Exclusions. The parties agree that nothing in this Agreement shall be construed as, and CALTECH HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION:

(a) THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES;

(b) AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.

9.3 Indemnification by Caltech. Caltech shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of a material breach by Caltech of its representations and warranties (“Indemnification Claims”), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims.

9.4 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Caltech, its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates, except to the extent involving or relating to a material breach by Caltech of its representations and warranties; provided that: (a) Licensee is notified promptly of any Indemnification Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims.

9.5 Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of the Exclusively Licensed Patent Rights and Improvement Patent Rights licensed to Licensee hereunder, unless earlier terminated pursuant to the terms of this Agreement.

10.2 Termination for Monetary Breach. Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder if Licensee fails to make any payment due such as patent expenses hereunder and Licensee continues to fail to make the payment, (either to Caltech directly or by placing any disputed amount into an interest-bearing escrow account to be released when the dispute is resolved) for a period of thirty (30) days after receiving written notice from Caltech specifying Licensee’s failure. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, and (b) any sublicenses shall survive termination in accordance with Section 2.3.

10.3 Non-Monetary Termination for Breach. If Section 7.3 of this Agreement is materially breached by either party, the non-breaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within thirty (30) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder.

10.4 Reserved.

10.5 Accrued Liabilities. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

10.6 Survival. The following shall survive any expiration or termination (in whole or in pat) of this Agreement: (a) any provision plainly indicating that it should survive; and (b) Sections or Articles 6.2, 9.2, 9.3, 9.4, 9.5, 10.4, 11, 12, 13.1 & 14.

ARTICLE 11

CONFIDENTIALITY

11.1 Nondisclosure and Nonuse. Confidential Information is defined as the

Technology, the specification of any unpublished patent application, except to the extent (if at all) the foregoing is inherently disclosed in the normal course of use of a Licensed Product, and the terms of this Agreement or any reports due thereunder. During the term of this Agreement, Caltech agrees not to disclose any confidential information of Licensee to any third party without the prior written consent of Licensee, or to use any such confidential information for any purpose other than as contemplated by this Agreement. Notwithstanding anything to the contrary, confidential information of Licensee shall not include any information which: (a) is independently developed, without access to that party’s confidential information, by Caltech; (b) is acquired by Caltech from a third party who has the right to disclose such information; or (c) is or becomes part of the public domain (e.g., by publication of a patent or by any other means) except via an unauthorized act or omission by Caltech.

11.2 Permitted Disclosures. Notwithstanding the foregoing, Caltech may disclose: (a) confidential information as required by applicable laws or pursuant to governmental proceedings, provided that Caltech gives advance written notice to Licensee and reasonably cooperates therewith in limiting the disclosure to only those third parties having a need to know; and (b) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights and Improvement Patent Rights.

ARTICLE 12

DISPUTE RESOLUTION

12.1 No issue of the validity of any of the Licensed Patents, enforceability of any of the Licensed Patents, infringement of any of the Licensed Patents, the scope of any of the claims of the Licensed Patents and/or any dispute that includes any such issue, shall be subject to arbitration under this Agreement unless otherwise agreed by the Parties in writing.

12.2 Except for those issues and/or disputes described in Section 12.2, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

12.3 Arbitration shall be in accordance with the CPR Institute For Dispute Resolution (CPR) Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes or Rules for Non-Administered Arbitration, as appropriate, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable CPR rules. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.

12.4 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is within the scope of the Agreement; (ii) shall be accompanied by a brief statement (not to exceed ten (10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the Arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced, in a judgment rendered by a court of competent jurisdiction from which no appeal can or has been taken, may be modified as it relates to such patent by any court of competent jurisdiction upon application by any party to the arbitration, however, under no circumstances shall Caltech be required to refund any monies paid, or forego any amounts accrued, under the terms of this Agreement.

12.5 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the Arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

12.6 Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the Arbitrator shall be borne equally.

12.7 The Arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages, and each party irrevocably waives any claim thereto.

ARTICLE 13

PRODUCT LIABILITY

13.1 Indemnification. Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, its Affiliates, their customers or any third party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

13.2 Insurance. Prior to such time as Licensee begins to manufacture, sell, license, distribute or use Licensed Products, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than […***…], and naming those indemnified under Section 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee’s indemnification of Caltech under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period […***…]. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

13.3 Loss of Coverage. Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee provides credible written evidence that is has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech’s discretion) grant a limited waiver of Licensee’s obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self- insurance or other alternative measures.

ARTICLE 14

MISCELLANEOUS

*    Confidential Treatment Requested

14.1 Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to CALTECH, to:

California Institute of Technology

1200 East California Boulevard

Mail Code 210-85

Pasadena, CA 91125

ATTN: Director, Technology Transfer

Phone No.: (626) 395-3288

Fax No.: (626) 356-2486

Or to such other person or address as Caltech shall furnish to Licensee in writing.

(b)	If to LICENSEE, to:

Methanotech, Inc.

c/o Matthew Peters

385 S. Catalina Ave. #128

Pasadena, CA 91106

Phone No.: 626-744-0591

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 14.1.

14.2 Entire Agreement. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the parties.

14.3 Waiver. No waiver of any provision, of this Agreement shall be effective unless in writing. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

14.4 Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance therewith the legislation or law; but (b) if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the legislation or law, then such clause, condition, term or part thereof shall be severed from this Agreement all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

14.5 Construction. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term “include” (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.

14.6 Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.

14.7 Governing Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction.

14.8 No Endorsement. Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.

14.9 Transferability.

(a) This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech.

(b) Licensee may assign this Agreement without the consent of Caltech as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of: (i) substantially all of Licensee’s business; or (ii) that part of Licensee’s business that exercises all rights granted under this Agreement; provided, however, that (x) Licensee gives Caltech written notice of the assignment, 30 days’ prior to the assignment if practicable and otherwise as promptly as reasonably practicable, including the assignee’s contact information, (y) the assignee agrees in writing to be bound by this Agreement, and (z) Caltech has received an assignment fee equal to […***…]. If requested by Licensee, Caltech will enter into good faith negotiations regarding Caltech’s potential waiver of the $[…***…] transfer fee in exchange for […***…], such waiver to be in Caltech’s discretion and to take the form of a written amendment to this Agreement providing also for the agreed cash royalty. If Caltech has once received $[…***…] for its equity holdings or as a payment under this Section 14.9, the fee provided under this paragraph shall not apply to any subsequent assignment.

(c) Licensee may assign the Agreement to any Subsidiary, without paying the

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fee or complying with the other requirements provided for in clause (b) immediately above, provided that it gives reasonably prompt written notice to Caltech before or after the assignment, including the assignee’s contact information, and the Subsidiary agrees in writing to become bound by this Agreement as if it were the original Licensee.

(d) Any attempt by Licensee to assign this Agreement, without the consent of Caltech, except as expressly permitted under Section 14.9(b) or 14.9(c) is prohibited, null and void.

(e) Upon a permitted assignment of this Agreement pursuant to this Section, Licensee will be released of liability under this Agreement and the term “Licensee” in this Agreement will mean the assignee. Any permitted transferee of Licensee shall succeed to all of the rights and obligations of Licensee under this Agreement.

14.10 Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. Licensee or its sublicensees will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval

14.11 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF
TECHNOLOGY (Caltech)

Date: July 12, 2005	By:	/s/ Lawrence Gilbert
Name: Lawrence Gilbert
Title: Sr. Director, Office of Technology Transfer

Date: July 12, 2005	Methanotech, Inc.

	By:	/s/ Matthew Peters
Name: Matthew Peters
Title: President

Exhibit A

Exclusively Licensed Patent Rights

[…***…]

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Exhibit B

Technology

[…***…]

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Exhibit C

Accrued Patent Expenses

Estimated to be less than $[…***…] for all patents in Exhibit A.

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AMENDMENT #1

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment #1 (this “Amendment”), is entered into this 6th day of June, 2007 (“Amendment Date”), by and between California Institute of Technology, an educational institution located at 1200 E. California Boulevard, Pasadena, California 91125 (“Caltech”), and Gevo, Inc. (“Licensee”), a Delaware Corporation having a place of business at Pasadena, California.

WHEREAS, Caltech and Licensee entered into that certain Exclusive License Agreement (as amended herein, the “Agreement”) dated as of July 12, 2005 (“Agreement Date”) pursuant to which Licensee obtained an exclusive license under certain Licensed Patent Rights and Technology (as defined in the Agreement);

WHEREAS, Caltech and the Licensee desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, for an in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1. General

This Amendment shall be effective as of the Amendment date.

2. Definitions

2.1 Article I, paragraph 1.7, Field, add “and including […***…]”.

2.2 Article I, paragraph 1.8, Improvement Patent Rights shall be redefined as follows:

“Improvement Patent Rights” means Caltech’s rights under: (a) all patent and patent applications to Improvements which have been elected in writing by Licensee after timely disclosure by Caltech of such Improvements; (b) any patents issuing from the applications described in Section 1.8(a); and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals).

2.3	Article I, paragraph 1.7, Improvements shall be redefined as follows:

“Improvements” means any future invention in the Field conceived and reduced to practice or otherwise developed solely in the laboratory of Prof. Arnold at Caltech, for a period of four (4) years from the Effective Date.

3. Consideration

3.1 In consideration for extending the term for Improvements an additional one (1) year and for other valuable considerations, Gevo grants to Caltech twelve thousand (12,000) shares of Gevo common stock, to be issued within ninety (90) days of the Amendment Date.

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3.2 Gevo shall make a gift payable to Caltech of one hundred thousand U.S. dollars ($100,000.00) payable upon execution of this Amendment. Payment to Caltech should be sent to Corporate Relations, […***…], 1200 E. California Blvd., […***…], Pasadena, CA 91125 (“for use by the Arnold lab in the field of bio fuels”).

4. Agreement Otherwise in Effect. Except as set forth in this Amendment, all other provisions of the original Agreement remain unchanged. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITHNESS WHEREOF, the Parties have caused this Amendment #1 to be duly executed and delivered in duplicate originals as of the Amendment Date.

CALIFORNIA INSTITUTE OF TECHNOLOGY (“CALTECH”)		GEVO, INC. (LICENSEE)

By:	/s/ Lawrence Gilbert	By:	/s/ Matthew W. Peters
Typed: Lawrence Gilbert		Typed: Matthew W. Peters
Title: Sr. Director, Technology Transfer		Title: Chief Science Officer

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AMENDMENT #2

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment #2 (this “Amendment”), is entered into this 9th day of January 2009 (“Amendment Date”), by and between California Institute of Technology, an educational institution located at 1200 E. California Boulevard, Pasadena, California 91125 (“Caltech”), and Gevo, Inc. (“Licensee”), a Delaware Corporation having a place of business at Englewood, Colorado.

WHEREAS, Caltech and Licensee entered into that certain Exclusive License Agreement (as amended herein, the “Agreement”) dated as of July 12, 2005 (“Agreement Date”) pursuant to which Licensee obtained an exclusive license under certain Licensed Patent Rights and Technology (as defined in the Agreement):

WHEREAS, Caltech and the Licensee desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, for an in consideration of the covenants, conditions, and undertakings hereinafter set forth. it is agreed by and between the Parties as follows:

1. General

This Amendment shall be effective as of the Amendment date.

2. Definitions

2.1 Article I, paragraph 1.7, Field, shall be redefined as follows:

“Field” means […***…].

3. Agreement Otherwise in Effect. Except as set forth in this Amendment, all other provisions of the original Agreement remain unchanged. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

4.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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IN WITHNESS WHEREOF. the Parties have caused this Amendment #1 to be duly executed and delivered in duplicate originals as of the Amendment Date.

CALIFORNIA INSTITUTE OF TECHNOLOGY (“CALTECH”)		GEVO, INC. (LICENSEE)

By:	/s/ Lawrence Gilbert	By:	/s/ David Glassner
Typed: Lawrence Gilbert		Typed: David Glassner
Title: Sr. Director, Technology Transfer		Title: Vice President

AMENDMENT #3

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment #3 (this “Amendment”), is entered into this 27th day of May 2009 (“Amendment Date”), by and between California Institute of Technology, an educational institution located at 1200 E. California Boulevard, Pasadena, California 91125 (“Caltech”), and Gevo. Inc. (“Licensee”), a Delaware Corporation having a place of business at Englewood, Colorado.

WHEREAS, Caltech and Licensee entered into that certain Exclusive License Agreement (as previously amended June 6, 2007 and January 9, 2009 and as amended herein, the “Agreement”) dated as of July 12, 2005 (“Agreement Date”) pursuant to which Licensee obtained an exclusive license under certain Licensed Patent Rights and Technology (as defined in the Agreement);

WHEREAS, Caltech and the Licensee desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, for an in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1. General

This Amendment shall be effective as of the Amendment date.

2. Definitions

2.1 Article I, paragraph 1.7, Field, shall be redefined as follows:

“Field” means […***…].

2.2 Article I, paragraph 1.7, Improvements shall be redefined as follows:

“Improvements” means any future invention in the Field conceived and reduced to practice or otherwise developed solely in the laboratory of Prof. Frances Arnold at Caltech, for a period of six (6) years from the Agreement Date.

3. Consideration

Gevo shall make a gift payable to Caltech in the amount of twenty thousand dollars ($20,000.00), payable upon execution of this Amendment, to support research in the area of biofuels in Frances Arnold’s laboratory, including support of students and staff, supplies, and related research expenses. Specifically, the gift will support […***…].

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4. Agreement Otherwise In Effect. Except as set forth in this Amendment, all other provisions of the original Agreement remain unchanged. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITHNESS WHEREOF, the Parties have caused this Amendment #3 to be duly executed and delivered in duplicate originals as of the Amendment Date.

CALIFORNIA INSTITUTE OF TECHNOLOGY (“CALTECH”)		GEVO, INC. (LICENSEE)

By:	/s/ Lawrence Gilbert	By:	/s/ Brett Lund
Typed: Lawrence Gilbert		Typed: Brett Lund
Title: Sr. Director, Technology Transfer		Title: Vice President & General Counsel

Matthew W. Peters Chief Scientific Officer

August 27, 2007

California Institute of Technology

1200 East California Boulevard

Mail Code 210-85

Pasadena, CA 91125

ATTN: Larry Gilbert, Senior Director of Technology Transfer

Dear Larry,

Gevo has decided to no longer pursue prosecution of the patent applications listed in attached document. According to Section 4.3. of the License Agreement with Caltech dated July 12, 2005, Gevo elects to no longer pay the foregoing patent costs and fees with respect to these patent applications and acknowledges that these patent applications are no longer subject to the licenses granted in Section 2.1.

Notwithstanding, the remainder of the license, including improvement rights to inventions in the field in Prof. Arnold’s laboratory remains in full effect.

With Best Regards,

/s/ Matthew W. Peters
Matthew W. Peters

Matthew W. Peters Chief Scientific Officer

[…***…]

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